UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 2, 2007

First Mutual Bancshares, Inc.
(exact name of registrant as specified it its charter)

Washington	000-28261	91-2005970
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 -108th AVENUE N.E.
BELLEVUE, WASHINGTON 98004
(425) 455-7300
(Address of principal executive offices, including zip code, and telephone number, Including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 2, 2007, First Mutual Bancshares, Inc. (“First Mutual”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Washington Federal, Inc. (“Washington Federal”) pursuant to which First Mutual shall merge with and into Washington Federal, with Washington Federal continuing as the surviving corporation (the “Merger”).  In connection with the Merger, First Mutual Bank, a Washington-chartered savings bank and wholly owned subsidiary of First Mutual, shall merge with and into Washington Federal Savings, a federally chartered savings association and wholly owned subsidiary of Washington Federal, with Washington Federal Savings continuing as the surviving bank.

Under the terms of the Merger Agreement, shareholders of First Mutual will receive aggregate consideration of $189.8 million, or approximately $27.05 per share, for the shares of First Mutual common stock outstanding immediately prior to the effective time of the Merger, which amount includes the cash-out of existing First Mutual stock options.  First Mutual shareholders may elect to be paid in either Washington Federal common stock, cash or a combination of cash and Washington Federal common stock, subject to certain procedures designed to ensure that 50% of the total consideration will be in the form of Washington Federal common stock.  The exchange price of Washington Federal common stock will be established as the average closing price of such stock during a ten-day period which ends five days prior to the closing.  If the average closing price during such ten-day period is less than $22.75, Washington Federal can decide in its sole discretion to pay all of the merger consideration in cash.

The Merger Agreement contains customary representations and warranties as of specific dates.  Such representations and warranties were made solely for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed to by the parties.  The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of First Mutual.  All of the directors and certain executive officers of First Mutual have agreed to vote their shares in favor of the approval of the Merger Agreement at the shareholders meeting to be held for the purpose of voting on the proposed transaction.  In the event the Merger Agreement is terminated under certain circumstances, First Mutual has agreed to pay a termination fee of $7,500,000.  The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement which is attached as Exhibit 2.1.

The Merger is expected to close in the fourth calendar quarter of 2007, pending the receipt of all requisite regulatory approvals and the approval of First Mutual’s shareholders.

Item 9.01	Financial Statements and Exhibits.

(a)	Not Applicable
(b)	Not Applicable
(c)	Exhibits.

Exhibit	Description

2.1	Agreement and Plan of Merger dated July 2, 2007.

99.1	Press Release, dated July 2, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MUTUAL BANCSHARES, INC.

Dated: July 2, 2007
By: /s/ John R. Valaas
Its: President and CEO

Exhibit Index:

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated July 2, 2007.

99.1	Press Release, dated July 2, 2007